Exhibit 99.1

PRESS RELEASE
WHITE MOUNTAINS PARTNERS ANNOUNCES ACQUISITION
OF BASESIX
NEW YORK, New York, April 1, 2026 – White Mountains Partners (“WMP”), a White Mountains operating company, announced today that it has acquired a majority interest in BaseSix Systems LLC (“Basesix” or the “Company”), a provider of building systems integration and aftermarket service. Founded in 2018 and headquartered in Marietta, Georgia, Basesix provides the design, installation, retrofit, maintenance, and repair of mission critical, low voltage building systems for commercial and institutional customers across the fire & life safety, network & wireless, security & access control, and audio-visual disciplines.

John Daly, White Mountains Partners’ CEO and Managing Partner, said, “Basesix was founded with a vision to build a best-in-class multidisciplinary systems integration platform. Under the leadership of Co-Founders, Robb Borden (CEO) and Chris Atwell (Executive Vice President), the Company’s senior management team, and Basesix’s divisional and functional Champions, the Company has achieved significant organic growth and earned an exceptional reputation for on-time, on-budget, high quality work for the most complex integration requirements. We look forward to collaborating with Basesix to help enable the Company’s next chapter of growth.”

Robb Borden, Co-Founder and CEO, commented, "I would like to express my sincere gratitude to all Basesix employees. Your unwavering dedication and hard work have been the driving force behind building the Company into what it is today. We have now reached an inflection point in Basesix’s evolution where the next logical step is to join forces with a strong financial partner to pursue the significant growth opportunities ahead, including opening new offices and strategic acquisitions. We sought a capital partner who shared our core principles, unwavering culture, and strategic vision. We are excited to partner with WMP to build upon our proven model of success.”

Morgan, Lewis & Bockius LLP acted as legal counsel to WMP. Deloitte Corporate Finance LLC acted as financial advisor and Miller & Martin PLLC acted as legal counsel to Basesix.

ABOUT BASESIX

Basesix simplifies building systems by transforming complex technologies into user-friendly integrated solutions. With a broad brush, Basesix makes buildings, campuses, and environments safer, smarter, and simpler by combining our people and their talents with products designed for a purpose. Our customers supply the need or desire, and we take it from there. Additional information is available on Basesix’s website located at www.basesix.com.

ABOUT WHITE MOUNTAINS PARTNERS

White Mountains Partners is a wholly-owned business unit of White Mountains Insurance Group, Ltd. (NYSE: WTM) and provides first institutional capital to family, founder, and entrepreneur-owned businesses in the essential services, light industrial and specialty consumer sectors. Additional information is available on White Mountains Partners’ website located at www.wtmpartners.com.